Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Mathew Verghese Chief Financial Officer www.globalgeophysical.com	13927 South Gessner Road Missouri City, TX 77489 Phone: 713-808-1750 Fax: (713) 972-1008	GLOBAL GEOPHYSICAL SERVICES, INC.

PRESS RELEASE

Global Geophysical Services, Inc. Prices Initial Public Offering

APRIL 22, 2010

HOUSTON, TEXAS — Global Geophysical Services, Inc. (NYSE: GGS) today announced that its public offering of 7,500,000 shares of its common stock, par value $.01 per share, was priced at $12.00 per share to the public.  The public offering consists of 7,000,000 shares of common stock to be issued by the Company and 500,000 shares to be sold by the selling stockholders. The Company expects to close its offering on April 27, 2010, subject to customary closing conditions.  In connection with the offering, the Company and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 625,000 primary shares and 500,000 secondary shares of common stock, respectively.

The Company estimates its net proceeds from this offering will be approximately $76.4 million after deducting underwriting discounts, fees and offering expenses. The net proceeds will be used to pay down indebtedness, for anticipated capital expenditures and for general working capital purposes. The Company will not receive any of the proceeds from the sale of shares of its common stock by the selling stockholders.

The joint book-running managers for the public offering are Credit Suisse Securities (USA) LLC and Barclays Capital Inc.  Tudor, Pickering, Holt & Co. Securities, Inc. is senior co-manager for the offering and Raymond James & Associates, Inc. and Simmons & Company International are co-managers for the offering.

The offering is being made pursuant to an effective registration statement filed with the Securities and Exchange Commission.  The offering of these shares of common stock may be made only by means of a prospectus, copies of which may be obtained from:

Credit Suisse Securities (USA) LLC

Prospectus Department

One Madison Avenue

New York, NY 10010

(800) 221-1037

Barclays Capital Inc.

c/o Broadridge Integrated Distribution Services

1155 Long Island Avenue

Edgewood, NY 11717

Barclaysprospectus@broadridge.com

1 (888) 603-5847

An electronic copy of the preliminary prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

This press release is neither an offer to sell nor the solicitation of an offer to buy the common stock and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.

About Global Geophysical
Headquartered in Houston, TX, we provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir Grade™ seismic solutions. Through seismic data acquisition, processing and interpretation services, we deliver data that enable the creation of high resolution images of the earth’s subsurface and reveal complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to design horizontal drilling programs, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients. In addition, we own and market a growing seismic data library and license this data to clients on a non-exclusive basis.  Our seismic solutions are used by many of the world’s largest and most technically advanced oil and gas exploration and production companies, including national oil companies, major integrated oil and gas companies, and independent oil and gas exploration and production companies.  To learn more about Global Geophysical, please call 713-972-9200 or visit www.GlobalGeophysical.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.